Exhibit (a)(1)(iv)
FINISAR CORPORATION
Pursuant to the Offer to Exchange Shares of Common Stock and Cash
for Up to $95,000,000 Aggregate Principal Amount of its Outstanding
Convertible Notes Described in the Table Below (collectively, the “Notes”)
for Exchange Consideration Not Greater than $750
Nor Less than $700
Per $1,000 Principal Amount of Notes,
Plus Accrued and Unpaid Interest Thereon to Be Paid in Cash

Outstanding
Principal Amount	Title of Securities	CUSIP	Maturity
$50,000,000	2 1/2% Convertible Subordinated Notes due 2010 (the “Sub Notes”)	31787AAF8	October 15, 2010

$92,000,000	2 1/2% Convertible Senior Subordinated Notes due 2010 (the “Senior Sub Notes”)	31787AAG6 & 31787AAH4	October 12, 2010
THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON THURSDAY, AUGUST 6, 2009,
UNLESS THE EXCHANGE OFFERS ARE EXTENDED.
July 9, 2009
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     Subject to the terms and conditions set forth in the Offer to Exchange, dated July 9, 2009 (the “Offer to Exchange”), and the related Letter of Transmittal and the other related offering documents (which together as they may be amended or supplemented from time to time, constitute the “Exchange Offer Documents”), Finisar Corporation, a Delaware corporation (the “Company”), is offering to exchange, in separate concurrent offers as set forth below (each, an “Exchange Offer” and together, the “Exchange Offers”), shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and cash for an aggregate of up to $95,000,000 principal amount of its outstanding Notes.
     The Company will exchange up to an aggregate of $37,500,000 principal amount of Sub Notes (the “Sub Notes Offer Amount”). The Company will exchange up to an aggregate of $57,500,000 principal amount of Senior Sub Notes (the “Senior Sub Notes Offer Amount”). For each $1,000 principal amount of Notes validly tendered and not withdrawn in each Exchange Offer, the holders of such Notes (each, a “Holder,” and together, the “Holders”) will receive consideration with a value not greater than $750 nor less than $700 (the “Exchange Consideration”), with such value determined by the “Modified Dutch Auction” procedure described below, plus accrued and unpaid interest up to, but excluding, the settlement date payable in cash. The Company will conduct a separate “Modified Dutch Auction” procedure for each Exchange Offer. The mix of Exchange Consideration for each Exchange Offer will consist of (i) $525 in cash, and (ii) a number of shares of our Common Stock with a value equal to the Exchange Consideration minus $525 (the “Common Stock Portion”, and such number of shares of our Common Stock being the “Common Stock Consideration”). Although the cash portion of the Exchange Consideration for each Exchange Offer is fixed, the Common Stock Portion of the Exchange Consideration for each Exchange Offer may vary depending on the final value of the Exchange Consideration determined for each Exchange Offer by the “Modified Dutch Auction” procedure described herein. The number of shares of Common Stock that Holders will receive as part of the Exchange Consideration in each Exchange Offer will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 8 trading days from and including July 13, 2009 to and including July 22, 2009 (the “8-day VWAP”). The Company will announce the 8-day VWAP prior to the opening of trading on July 23, 2009. The 8-day VWAP will be the same for both Exchange Offers. Accrued and unpaid interest on Notes validly tendered and not withdrawn in each Exchange Offer, up to, but not including, the settlement date, will be paid in cash. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange. The description of the Exchange Offers in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offers set forth in the Offer to Exchange and the related Letter of Transmittal.
     Under the “Modified Dutch Auction” procedure, the Company will determine the value of the Exchange Consideration that the Company will pay per $1,000 principal amount of Notes in each series validly tendered and not properly withdrawn from each Exchange Offer, taking into account the total amount of Notes validly tendered and not properly withdrawn in each Exchange Offer and the range of possible consideration specified by tendering Holders. For each Exchange Offer, we will determine a single value for the Exchange Consideration per $1,000 principal amount of Notes, which will not be less than $700 or more than $750 per $1,000 principal amount of such series of Notes, that will allow the Company to purchase (i) $37,500,000 aggregate principal amount of the Sub Notes or such lesser amount, and (ii) $57,500,000 aggregate principal amount of the Senior Sub Notes, or such lesser amount, in each case, validly tendered pursuant to the Exchange Offers and not properly withdrawn.
     All Notes exchanged in each Exchange Offer will be exchanged for the same Exchange Consideration, including those Notes tendered by Holders for Exchange Consideration in amounts less than the Exchange Consideration determined by the Company for that Exchange Offer. Only Notes validly tendered and not properly withdrawn from the Exchange Offers for Exchange Consideration equal to or less than the Exchange Consideration determined by the Company for such Exchange Offer will be exchanged. However, due to the proration provisions described herein, the Company may not exchange all of the Notes tendered at or below the value of the Exchange Consideration if more than the aggregate amount of Notes that the Company seeks to exchange are tendered at or below the Exchange Consideration. Notes not exchanged in the Exchange Offers will be returned to the tendering Holders at our expense promptly after the expiration of the Exchange Offers.
     The Company reserves the right, in its sole discretion, to terminate the Exchange Offers upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Exchange, or to amend the Exchange Offers in any respect, subject to applicable law.
     As of July 8, 2009, an aggregate of $50,000,000 principal amount of Sub Notes were outstanding and $92,000,000 principal amount of Senior Sub Notes were outstanding. Accordingly, the $37,500,000 aggregate principal amount of Sub Notes that the Company is offering to exchange pursuant to the Sub Notes Offer represents 75.0% of the total aggregate outstanding principal amount of the Sub Notes and the $57,500,000 aggregate principal amount of Senior Sub Notes that the Company is offering to exchange pursuant to the Senior Sub Notes Offer represents 62.5% of the total aggregate outstanding principal amount of the Senior Sub Notes.
     THE EXCHANGE OFFERS ARE SUBJECT TO CERTAIN CONDITIONS. SEE SECTION 10 OF THE EXCHANGE OFFER, “CONDITIONS OF THE EXCHANGE OFFERS.”
     For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:
     1. Offer to Exchange;
     2. Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding; and

     3. a letter to clients that you may send to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offers.
     DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.
     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.
     THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFERS. HOWEVER, NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO HOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING THEIR NOTES OR AS TO THE VALUE OR VALUES OF EXCHANGE CONSIDERATION AT WHICH ANY HOLDER MAY CHOOSE TO TENDER NOTES. NEITHER THE COMPANY, NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, THE FINANCIAL ADVISOR, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE EXCHANGE OFFERS. HOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO EXCHANGE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER NOTES AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF NOTES TO TENDER AND THE VALUE OR VALUES OF EXCHANGE CONSIDERATION AT WHICH TO TENDER.
     For Notes to be tendered validly pursuant to the Exchange Offers, DTC’s confirmation of receipt of such Notes pursuant to the procedure for DTC transfer set forth in Section 6 of the Offer to Exchange must be received before 5:00 p.m., New York City time, on Thursday, August 6, 2009, by the Depositary.
     The Company will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees for soliciting tenders of Notes pursuant to the Exchange Offers. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer Documents to the beneficial owners of Notes held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Financial Advisor or the Depositary for purposes of the Exchange Offers. The Company will pay or cause to be paid all transfer taxes, if any, on its exchange of the Notes except as otherwise provided in the Offer to Exchange or Instruction 7 in the Letter of Transmittal.
     Any inquiries you may have with respect to the Exchange Offers should be addressed to American Stock Transfer & Trust Company, the Depositary for the Exchange Offers, at (877) 248-6417 or (718) 921-8317 or at the address set forth on the back cover of the Offer to Exchange. Requests for additional copies of the enclosed materials should be directed to MacKenzie Partners, Inc., the Information Agent for the Exchange Offers, at (800) 322-2885 or at the address set forth on the back cover of the Offer to Exchange.

Very truly yours,

Finisar Corporation
Enclosures
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENT SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE FINANCIAL ADVISOR, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.